                                                                      Exhibit 12

              American General Finance, Inc. and Subsidiaries
             Computation of Ratio of Earnings to Fixed Charges



                                          Years Ended December 31,
                           2003        2002         2001        2000       1999
                                           (dollars in thousands)
Earnings:
  Income before
    provision for
    income taxes         $  575,408  $  492,168  $  356,518  $  328,624  $282,659
  Interest expense          546,716     559,291     635,483     694,251   573,834
  Implicit interest
    in rents                 17,913      17,160      16,464      15,955    15,195

Total earnings           $1,140,037  $1,068,619  $1,008,465  $1,038,830  $871,688


Fixed Charges:
  Interest expense       $  546,716  $  559,291  $  635,483  $  694,251  $573,834
  Implicit interest
    in rents                 17,913      17,160      16,464      15,955    15,195

Total fixed charges      $  564,629  $  576,451  $  651,947  $  710,206  $589,029


Ratio of earnings to
  fixed charges                2.02        1.85        1.55        1.46      1.48